UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

September 30, 2018

CHINA RECYCLING ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-12536	90-0093373
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4/F, Tower C

Rong Cheng Yun Gu Building

Keji 3rd Road, Yanta District

Xi’an City, Shaanxi Province

China 710075
(Address of principal executive offices, including zip code)

(86-29) 8765-1097
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On September 30, 2018, Shanghai TCH Energy Technology Co., Ltd. (“Xi’an TCH”), a wholly-owned subsidiary of China Recycling Energy Corporation, a Nevada corporation (the “Company”), entered into an Equity Purchase Agreement (the “Purchase Agreement”) with Mr. Jihua Wang (“Seller”), pursuant to which Xi’an TCH shall acquire 20% of the outstanding equity interests (the “Acquired Interests”) of Xi’an Xinhuan Energy Co., Ltd. (“Xinhuan”).

Pursuant to the Purchase Agreement, Xi’an TCH shall purchase the Acquired Interests for an aggregate purchase price of RMB 320 million (approximately $46.72 million) (the “Purchase Price”), which shall be paid as follows: (i) in cash in the amount of RMB 60 million (approximately $8.76 million); (ii) in the form of 2.6 million shares of the Company’s common stock using a value of $1.90 per share; and (iii) in the form of 17,376,950 shares of the Company’s preferred stock using a value of $1.90 per share, which such class of stock has not yet been authorized or designated. The preferred shares shall have no voting rights but shall have preferential dividend rights to participate in and receive a 15% premium on a per share basis for any dividends declared and paid by the Company on its common stock. The holder of the preferred shares (the “Holder”) shall have the right to convert the preferred shares into shares of the Company’s common stock on a 1:1 basis after the six month anniversary of the issuance of the preferred shares, but the Holder may only exercise such conversion right to the extent that, after giving effect to the issuance of common stock after such conversion, the Holder would beneficially own less than 20% of the Company’s issued and outstanding common stock.

The payment of the Purchase Price in the form of the 2.6 million shares of common stock and 17,376,950 shares of the Company’s preferred stock (the “Share Payment”) is contingent on the Company receiving shareholder approval at a special shareholders meeting for the Share Payment, and to create the new class of preferred shares and increase the number of authorized shares of common stock. The shares of common and preferred stock subject to the Share Payment shall be sold and issued pursuant to the exemption from registration provided by Regulation S promulgated under the Securities Act of 1933, as amended. In the event that the Share Payment and other matters are not approved at a special meeting of the Company’s shareholders, the parties to the Purchase Agreement shall negotiate another form of payment for the remaining portion of the Purchase Price.

The parties to the Purchase Agreement agreed to complete the transactions contemplated thereby within 60 days of the date of the Purchase Agreement or upon the approval of the shareholders of the Company, whichever comes later, and Seller agreed to various restrictions on, and covenants in relation to, its activities pending the completion of the sale of the Acquired Interests. The Purchase Agreement also contains customary representations and warranties, and covenants regarding the parties’ cooperation.

The representations, warranties and covenants contained in the Purchase Agreement were made solely for the benefit of the parties to the Purchase Agreement. In addition, such representations, warranties and covenants (i) are intended as a way of allocating the risk between the parties to the Purchase Agreement and not as statements of fact, and (ii) may apply standards of materiality in a way that is different from what may be viewed as material by shareholders of, or other investors in, the Company. Accordingly, the Purchase Agreement is filed with this report only to provide investors with information regarding the terms of transactions, and not to provide investors with any other factual information regarding the Company. Shareholders should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in public disclosures.

The Purchase Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K. The foregoing summary of the terms of the Purchaser Agreement is subject to, and qualified in its entirety by, the Purchase Agreement, which is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities

Please see the disclosure set forth under Item 1.01, which is incorporated by reference into this Item 3.02.

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Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Exhibit Title or Description

10.1	Equity Purchase Agreement by and between Shanghai TCH Energy Technology Co., Ltd. and Jinhua Wang, dated September 30, 2018.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China Recycling Energy Corporation

Date: October 2, 2018	/s/ Guohua Ku
Guohua Ku, Chairman & Chief Executive Officer

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